NEWS RELEASE

[GRAPHIC OMITTED] [MARCUS CORPORATION LOGO]

THE MARCUS CORPORATION
100 EAST WISCONSIN AVENUE, SUITE 1900	For additional information, contact:
MILWAUKEE, WISCONSIN 53202-4125	Douglas A. Neis
TELEPHONE 414-905-1000 FAX 414-905-2669	(414)905-1100
A NYSE company

THE MARCUS CORPORATION COMPLETES SALE OF
LIMITED-SERVICE LODGING DIVISION

Milwaukee, Wis., September 3, 2004….. The Marcus Corporation (NYSE: MCS) today announced that it has completed the previously announced sale of substantially all of the assets of its limited-service lodging division to La Quinta Corporation (NYSE: LQI) for a total purchase price of approximately $412 million in cash (including approximately $44 million held in escrow pending completion of certain customary transfer requirements). The increase in the purchase price from the announced price of approximately $395 million reflects the purchase by La Quinta of three additional joint-venture Baymont properties that were previously excluded from the transaction.

Included in the sale are 89 company-owned or operated Baymont Inns & Suites, seven Woodfield Suites and one Budgetel Inn. In addition, La Quinta has acquired all of the trade rights associated with the Baymont, Woodfield Suites and Budgetel brands, along with the current Baymont franchise system of 88 hotels, which includes five joint venture partnerships excluded from the acquisition that have become Baymont franchised hotels.

“We are very proud of all of our former Baymont Inns & Suites, Woodfield Suites and Budgetel Inn associates and franchisees. Together, we built a successful business that will continue to grow and prosper as part of the LaQuinta Corporation family. We wish everyone associated with our limited-service lodging division the very best,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus said the company’s Board of Directors and management team are actively evaluating potential growth opportunities in the company’s remaining two divisions as well as other potential investments and uses of the funds. “We look forward to continuing to grow our Marcus Theatres® and Marcus Hotels and Resorts divisions and to further enhancing long-term shareholder value,” said Marcus.

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Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The company’s movie theatre division, Marcus Theatres®, owns or manages 488 screens at 45 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 11 hotels and resorts in Wisconsin, California, Minnesota, Missouri and Texas, and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this Press Release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (i) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division; (ii) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (iii) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (iv) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (v) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (vi) the effects of competitive conditions in the markets served by us; (vii) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (viii) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Press Release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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